Exhibit (p)1
GMO
CODE OF ETHICS
GMO AUSTRALASIA LLC
GMO AUSTRALIA LTD.
GMO SINGAPORE PTE LTD.
GMO SWITZERLAND GMBH
GMO U.K. LTD.
GMO WOOLLEY LTD.
GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
GMO RENEWABLE RESOURCES, LLC
GMO RENEWABLE RESOURCES (in New Zealand)
GMO RENEWABLE RESOURCES URUGUAY, SRL
Dated October 1, 2008

Table of Contents

Overview and Summary Charts	1
Overview Chart/Basic Rules and Exceptions	1
Overview Chart—By Instrument	2

1. PROHIBITED TRANSACTIONS	3
1.1 Securities Being Considered for Purchase or Sale	3
1.2 Options on Securities	4
1.3 Short Selling of Securities	4
1.4 Short-Term Trading	4
1.5 Short-Term Trading Strategies in GMO Long-Term Funds	5
1.6 Trading on Inside Information	5
1.7 Market Manipulation	5
1.8 Other Illegal and/or Impermissible Transactions	5

2. PRE-CLEARANCE REQUIREMENTS	6
2.1 Transactions in Certain Securities	6
2.2 Dividend Reinvestment, etc	7
2.3 Discretionary Accounts	7
2.4 De Minimis Purchases and Sales of Large Cap Stocks	7
2.5 Transactions Pursuant to Limit Orders Previously Approved by Compliance Department	7
2.6 Transactions by Brokers to Satisfy Margin Calls	7
2.7 Donation of Securities to a Charity	8
2.8 GMO Hedge Funds	8

3. REPORTING REQUIREMENTS	8
3.1 Initial and Annual Disclosure of Personal Holdings	8
3.2 Quarterly Reporting Requirements	8
3.3 Exemptions for Transactions in Certain Securities	9
3.4 Additional Exemption From Quarterly Reports	9
3.5 Brokerage Confirmations	10
3.6 Procedures for Filing Reports	10
3.7 Reporting Violations	10

i

4. ADMINISTRATION AND ENFORCEMENT OF CODE OF ETHICS	10
4.1 General Principles	10
4.2 Role of COIC; Delegation	10
4.3 CCO Role, Investigations	11
4.4 Sanctions	11
4.5 Administration of Pre-clearance	11
4.6 No Explanation Required for Refusals	12
4.7 Review of Denied Pre-Clearance Requests	12

5. MISCELLANEOUS	12
5.1 Copies of Code; Annual Affirmation	12
5.2 Review of Reports	13
5.3 Availability of Reports	13
5.4 Exceptions to the Code	13
5.5 Inquiries Regarding the Code	13
5.6 Amendments to Code	13
5.7 Algorithmic Trading Division:	13

Exhibit A — Definitions	15
Appendix A-1 List of Restricted Exchange Traded Funds	20
Appendix 2.4 Certification for De Minimis Trades	21
GMO UK Ltd. – Code of Ethics Supplement	22
GMO Australia Ltd. – Code of Ethics Supplement	26
GMO Renewable Resources (in New Zealand) – Code of Ethics Supplement	28
GMO Non-Access Director –Code of Ethics Supplement	29

ii

GMO CODE OF ETHICS
as revised March 3, 2009

OVERVIEW AND SUMMARY CHARTS
GMO and its affiliates have adopted this Code of Ethics in order to reflect the values of the firm and to fulfill the firm’s regulatory obligations. Because the regulations are complex and technical, a number of terms are defined in Exhibit A and appear in the Code in bold.
The following chart provides an overview of some key rules under the Code and some common exceptions. This is only an overview and there are other rules and exceptions. Each Access Person is still responsible for reading and understanding this Code in its entirety.

Five Basic Rules	Common Exceptions
Basic Rule #1:	Mutual Funds
Do not trade in advance of clients	Most Exchange Traded Funds
U.S. Government Securities
Money Market Instruments
Financial Futures

Basic Rule #2:	Mutual Funds
Pre-Clear all trades	Most Exchange Traded Funds
U.S. Government Securities
Money Market Instruments
Municipal Bonds
Financial Futures

Basic Rule #3:	Mutual Funds not advised/sub-advised by GMO (but not Exchange Traded Funds)
Report all trades	U.S. Government Securities
Money Market Instruments
Currencies/Currency forwards/Non-exchange traded options on currencies
Futures on interest rates/currencies

Basic Rule # 4:	Mutual Funds not advised/sub-advised by GMO
Don’t churn your account	U. S. Government Securities
Money Market Instruments
Currencies/Currency forwards/Non-exchange traded options on currencies
Municipal Bonds
Financial Futures

Basic Rule #5:	None
No violation of laws, for example:
• No Transactions on inside information;
• No market manipulation.

The following chart provides a different overview of the Code’s operation, organized by the type of security. As with the previous chart, this is, however, only an overview of some of the rules applicable to different kinds of securities. Every Access Person is still responsible for reading and understanding this Code in its entirety.

Prohibited if
		Purchase or	Subject to
		Sale Being	Quarterly and	Disgorge Short
		Considered for	Annual	-Term Profit	Short Sales
	Preclearance	a GMO Client	Reporting	(<60 day	Generally
Type of Security	Required	Account	Requirements	Round Trip)	Prohibited[1]
GMO Mutual Funds and GMO Sub-Advised Funds	No	No	Yes	Yes, except SDCF, SDC Share, SDIF, Domestic Bond and WOOF	Yes

Non-GMO Mutual Funds	No	No	No	No	Yes

Exchange traded U. S. closed end funds	Yes	Yes	Yes	Yes	Yes

Most Exchange Traded Funds[2]	No	No	Yes	No	No

US Government Securities	No	No	No	No	Yes

Money Market Instruments	No	No	No	No	Yes

Currencies and related forward contracts	No	No	No	No	No

Financial Futures (including physical commodities)	No	No	Generally Yes[3]	No	No

Put or Call Options (buying or writing)	Generally Yes	Yes	Generally Yes	Generally Yes	N/A

[1]	Subject to limited exceptions (see Section 1.3), short selling is prohibited with respect to any investment held in any GMO Client Account.

[2]	See Appendix A-1 for a list of exceptions.

[3]	Futures on interest rates and currencies are exempt from the Code’s reporting requirements.

Prohibited if
		Purchase or	Subject to
		Sale Being	Quarterly and	Disgorge Short
		Considered for	Annual	-Term Profit	Short Sales
	Preclearance	a GMO Client	Reporting	(<60 day	Generally
Type of Security	Required	Account	Requirements	Round Trip)	Prohibited[1]
Municipal Bonds	No	Yes	Yes	No	Yes

IPOs	Yes	Yes	Yes	Yes	Yes

Private Placements (including third party private funds)	Yes	Yes	Yes	Yes	Yes

MOST OTHER INVESTMENTS	Yes	Yes	Yes	Yes	Yes
Gift Policy: GMO also has a “Gift Policy” which is a separate, stand-alone document.
Special Rules for Access Persons of Subsidiaries; Non-Access Directors. Employees, partners, consultants and all other Access Persons are subject to all provisions of this Code unless you are an Independent Trustee of GMO Trust or a Non-Access Director of GMO. If you are one of the following, you should also look at the related Code Supplement:
▶	Officers and Employees of GMO UK Ltd.;

▶	Officers and Employees of GMO Australia Limited;

▶	Officers and Employees of GMO Renewable Resources (in New Zealand); and

▶	Non-Access Directors of GMO;
1.	PROHIBITED TRANSACTIONS
Access Persons and members of their Immediate Family are prohibited from engaging in the following transactions:
1.1	Securities Being Considered for Purchase or Sale.
          Except as provided below, any transaction in a Security being considered for purchase or sale by a GMO Client Account is prohibited. For this purpose, a Security is being considered for purchase or sale when a recommendation to purchase or sell the Security has been communicated or, with respect to the person making the recommendation, when such person seriously considers making the recommendation. The following Securities are not subject to this prohibition:
•	Registered open-end investment companies (but not Restricted Exchange Traded Funds);

•	Unrestricted Exchange Traded Funds (including short sales thereof);

•	Financial Futures; options on Financial Futures; and short sales of Financial Futures.

•	U.S. Government Securities;

•	Money Market Investments;

•	Securities held or to be acquired by a Discretionary Account; and

•	Currencies, options on currencies, and forward contracts on currencies.
Note: The formulation of purchases and sale orders generally begins before the relevant trading desk is asked to execute the trade. GMO reserves the right to require the unwinding of personal trades that occur on or about the same time as client trades without proving that the Access Person or member or his or her Immediate Family had actual knowledge of the pending client trade.
1.2	Options on Securities.
          Purchasing or selling options on a Security held (or being considered for purchase or sale) by any GMO Client Account is prohibited (other than options on Financial Futures or on foreign currencies).
1.3	Short Selling of Securities.
          Short selling Securities held (or being considered for purchase or sale) in any GMO Client Account is prohibited. The following Securities are not subject to this prohibition:
•	Short sales of Unrestricted Exchange Traded Funds; and

•	Short sales of Financial Futures and options on Financial Futures.
Note: Forward contracts on currencies are not considered a short sale of either currency for purposes of this Code.
1.4	Short-Term Trading.
          Except as provided below, purchasing and selling the same or equivalent Securities within 60 calendar days is prohibited. (For the sake of clarity, except as otherwise noted, this prohibition applies to short-term profiting through the use of derivatives, either alone (e.g., exercising an option within 60 days of purchasing the option) or in combination with other Securities Transactions (e.g., selling the underlying Security within 60 days of purchasing a call on such Security)). The following Securities are not subject to this prohibition:
•	Registered open-end investment companies (other than GMO Long-Term Funds and GMO Sub-Advised Funds)

•	U.S. Government Securities;

•	Exchange Traded Funds (whether or not they are registered open-end investment companies)

•	Money Market Instruments;

•	Currencies and related forward contracts;

•	Financial Futures and short sales of Financial Futures;

•	Physical commodity contracts and options on physical commodity contracts;

•	Securities acquired through the exercise of rights issued by an issuer to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

•	Municipal bonds; and

•	Securities held in a Discretionary Account.
1.5	Short-Term Trading Strategies in GMO Long-Term Funds.
          Transactions in any GMO Long-Term Fund that, when taken together, constitute a short-term trading strategy that is inconsistent with the interests of the Fund’s long-term investors, are prohibited. In addition (and in addition to the prohibition in Section 1.4), making three “round-trip” transactions (purchase and subsequent redemption) over a 12-month period in the same GMO Long-Term Fund is prohibited.
1.6	Trading on Inside Information.
          Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security is prohibited.
1.7	Market Manipulation.
          Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading are prohibited.
1.8	Other Illegal and/or Impermissible Transactions.
          All Access Persons and all members of their Immediate Family are required to comply with all applicable Federal Securities Laws. In addition to the prohibitions in Sections 1.6 (Trading on Inside Information) and 1.7 (Market Manipulation), Securities Transactions not in compliance with applicable Federal Securities Laws, or any other transactions deemed by the CCO to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety, are prohibited.

2.	PRE-CLEARANCE REQUIREMENTS
Access Persons and members of their Immediate Family are prohibited from engaging in any Securities Transaction without prior approval of the Compliance Department unless otherwise provided below. Once obtained, pre-clearance is valid only for the day on which it is granted and the following five business days (or the following 30 calendar days in the case of a Private Placement). Limit orders relating to Securities must be pre-cleared prior to establishment and prior to any modifications.
There is no exemption from pre-clearance for IPOs or Private Placements, even where such transactions are effected through Discretionary Accounts. See Sections 4.5.1 and 4.5.2 on how to process a request for pre-clearance.
Please refer to the “StarCompliance Access Person User Guide” for information regarding how to request pre-clearance or how to appeal denied pre-clearance requests. The User Guide can be found on GMO’s intranet site in the Legal Room under Compliance/Code of Ethics/User Guides.
The following Securities Transactions are exempt from the pre-clearance requirement:
2.1	Transactions in Certain Securities.
          Securities Transactions involving the following instruments may be subject to the substantive prohibitions in Section 1, but they are exempt from the pre-clearance requirement:
•	Securities issued by any registered open-end investment company (including GMO Affiliated Funds, but excluding Restricted Exchange Traded Funds).

•	Unrestricted Exchange Traded Funds (including short sales thereof);

•	U.S. Government Securities.

•	Money Market Instruments.

•	Currencies and related forward contracts.

•	Options on currencies.

•	Financial Futures; options on Financial Futures; and short sales of Financial Futures.

•	Physical commodities (e.g., gold).

•	Municipal bonds.

•	Any transaction in other Securities as may from time to time be designated in writing by the CCO (as directed by the COIC) on the ground that the risk of abuse is minimal or non-existent.
2.2	Dividend Reinvestment, etc.
          Securities Transactions involving acquisition of Securities acquired through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, the exercise of rights issued by an issuer to all holders of the same class of Securities, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.
2.3	Discretionary Accounts.
          Securities Transactions through Discretionary Accounts in Securities other than IPOs and Private Placements.
2.4	De Minimis Purchases and Sales of Large Cap Stocks.
          Purchases or sales of less than $25,000 of common stock of issuers whose market capitalization is greater than $5 billion as of the date of such purchases or sales are exempt from pre-clearance as long as the Access Person completes the special certificate set forth in Appendix 2.4 and that certificate is completed and filed at or before the time the transaction is executed. This exemption from pre-clearance may be utilized once per security within multiple accounts during a 6-day pre-clearance period (i.e., the day pre-clearance is granted and the following five business days) so long as the total across all accounts is less than $25,000.
2.5	Transactions Pursuant to Limit Orders Previously Approved by Compliance Department.
          Transactions effected pursuant to limit orders already approved by the Compliance Department are exempt from pre-clearance, provided that the Access Person provides the Compliance Department with an attestation from the relevant broker stating that the broker will act solely in accordance with that limit order, with no influence exercised or information supplied by the Access Person or anyone else acting on his or her behalf.
2.6	Transactions by Brokers to Satisfy Margin Calls.
          Liquidations of Securities by a broker to satisfy margin calls are not subject to pre-clearance, provided that the Access Person provides to the Compliance Department a letter or other documentation from the brokerage firm confirming that the liquidation was effected to satisfy applicable margin requirements, and was not requested by the Access Person.

2.7	Donation of Securities to a Charity.
          Donations of Securities to charities are not subject to pre-clearance.
2.8	GMO Hedge Funds
          Investments in GMO hedge funds, while subject to pre-clearance, are automatically precleared when the subscription is accepted by GMO
3.	REPORTING REQUIREMENTS
3.1	Initial and Annual Disclosure of Personal Holdings.
          No later than 10 calendar days after initial designation as an Access Person and thereafter on an annual basis (currently expected of all Access Persons by January 30 of each year), each Access Person must report to the Compliance Department all of the following (subject to the exceptions in Section 3.3):
3.1.1. The title, type, number of shares and principal amount of each Security (including as applicable any exchange ticker symbol or CUSIP number) in which that Access Person has any Beneficial Interest (including Securities held in Discretionary Accounts);
3.1.2. The name of any broker, dealer or bank with whom the Access Person maintains a Reportable Account; and
3.1.3. The date that the report is submitted by the Access Person.
          Both initial reports and annual reports must be based on information current as of a date not more than 30 days before the report is submitted.
3.2	Quarterly Reporting Requirements.
          Each Access Person must file a quarterly report with the Compliance Department no later than 30 calendar days following the end of each calendar quarter. The quarterly report shall include the following information regarding each transaction during the quarter in any Security in which the Access Person had any Beneficial Interest (subject to the exceptions in Sections 3.3 and 3.4):
3.2.1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security (including as applicable any exchange ticker symbol or CUSIP number) involved;
3.2.2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.2.3. The price of the Security at which the transaction was effected;

3.2.4. The name of the broker, dealer or bank with or through which the transaction was effected; and
3.2.5. The date that the report is submitted by the Access Person.
          In addition, with respect to any Reportable Account established during such quarter by the Access Person, the quarterly report must also include the name of the broker, dealer or bank with whom the Access Person established the account.
          No quarterly report is required to list transactions that are automatic dividend reinvestments.
3.3	Exemptions for Transactions in Certain Securities.
          Transactions in the following instruments may be subject to the substantive prohibitions in Section 1 and/or the pre-clearance requirements in Section 2, but are exempt from the Reporting Requirements in Sections 3.1 (Initial/Annual Report) and 3.2 (Quarterly Reports):
•	Securities issued by any registered open-end investment company (other than a GMO Affiliated Fund or an Exchange Traded Fund.)

•	U.S. Government Securities.

•	Money Market Instruments.

•	Futures on interest rates, futures on currencies, and non-exchange-traded options on currencies and currency futures (including short sales of any of the foregoing). (NOTE: Not all Financial Futures are covered by this exemption.)

•	Currencies and related forward contracts.
3.4	Additional Exemption From Quarterly Reports.
          Transactions in the following are exempt from the quarterly transaction reporting requirement in Section 3.2 (but the results of these transactions must still be included in the annual report required by Section 3.1):
•	Securities acquired through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, the exercise of rights issued by an issuer to all holders of the same class of Securities, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

3.5	Brokerage Confirmations.
          With respect to each Reportable Account, each Access Person must require the applicable broker, dealer or bank to forward to the Compliance Department copies of confirmations of account transactions. The Compliance Department has forms that can be used for this purpose.
3.6	Procedures for Filing Reports.
          Please refer to the “StarCompliance Access Person User Guide” for information regarding how to submit the reports and other information required by this Code. The User Guide (which is not part of this Code) appears on GMO’s intranet site in the Legal Room under Compliance/Firm-Wide Procedures.
3.7	Reporting Violations.
          Any violations of the Code shall be reported promptly to the CCO.
4.	ADMINISTRATION AND ENFORCEMENT OF CODE OF ETHICS
4.1	General Principles.
               The administration of this Code shall be guided by the general principle that, as an investment adviser, all GMO Advisory Entities (and all Access Persons) are fiduciaries with respect to the assets managed on behalf of various clients. Consequently, GMO holds all Access Persons responsible for:
• Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and
• Compliance with applicable laws and governmental rules and regulations, including the requirement in Section 206(4) of the Advisers Act that GMO shall not engage in any act, practice, or course of business that is fraudulent, deceptive or manipulative.
4.2	Role of COIC; Delegation.
          The COIC is responsible for overseeing the application of this Code, and has the authority to interpret this Code in the event of any ambiguities. The COIC may also recommend changes to the Code to the board of managing directors of GMO or a designated committee thereof (the “GMO Board”) and may authorize any changes in procedures recommended by the CCO. No member of the COIC or the CCO may review his or her own transactions. The COIC may delegate some or all of its authority to the CCO, whether as explicitly set forth in this Code or by specific resolution of the COIC. The CCO may, in turn, delegate any or all of his or her responsibilities hereunder to members of the Compliance Department; provided, however, that in the event that the Compliance Department is notified of any violation of this Code, the Compliance Department shall promptly notify the CCO.
          The COIC will consider appropriate actions, if any, as described in Section 4.4 of this Code. The COIC may determine to delay the imposition of any sanctions pending review by the GMO Board and/or the Board of Trustees of GMO Trust.
4.3	CCO Role, Investigations.
          The CCO shall recommend to the COIC such changes to procedures, if any, as the CCO may determine in his or her reasonable judgment may be necessary or appropriate to enable the detection of violations of this Code. The CCO is hereby delegated the authority to use those procedures and the reports made under this Code to investigate and detect any violations and/or potential violations of the Code. The CCO will report all violations to the COIC and shall also report such potential violations as the CCO may deem appropriate.
4.4	Sanctions.
          If an Access Person (or a member of his or her Immediate Family) has committed a violation of the Code, the COIC may take such actions against the Access Person as it deems appropriate, including a letter of caution or warning, reversal of relevant trade(s) in question, forfeiture of any profit derived thereon, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and/or termination of the employment of the violator for cause. All findings and actions taken by the COIC with respect to violations of this Code will be reported by the CCO to the Trustees of GMO Trust and by the COIC to GMO’s Board.
          The CCO will generally recommend sanctions to the COIC. The CCO will use the following guidelines in recommending monetary penalties for recurring non-material violations of the Code (and is hereby delegated the authority to assess the following monetary penalties without further authorization from the COIC): Access Persons who violate any provision of the Code on three occasions within any 12-month period will be subject to a $100 penalty; Access Persons who violate any provision of the Code on four occasions within any 36 month period will be subject to an additional $500 penalty and supervisor notification and, on each subsequent occasion within 36 months of the last violation, will be subject to an additional $1,000 penalty; disgorgement, including disgorgement for violations of Section 1.4 (Short-Term Profiting) or Section 1.5 (Short-Term Trading Strategies in GMO Long-Term Funds).
4.5	Administration of Pre-clearance
          Requests for pre-clearance will be handled in the first instance by the CCO, who shall operate in accordance with the following:
4.5.1. Blackout Policy. In general, pre-clearance requests to buy or sell a Security (or to sell the Security short) will be denied if the Security (a) was purchased or sold by any GMO Client Account within 3 calendar days prior to the date of the request or (b) in the reasonable judgment of the CCO is being considered for purchase or sale by any GMO Client Account within 15 calendar days after the date of the request. Pre-clearance requests to sell a Security short or to buy or write an option will be denied if the underlying Security is owned by any GMO Client Account. The CCO will consult with appropriate representatives of the Investment Division(s) for purposes of determining whether a Security is being considered for purchase or sale.
4.5.2. IPOs. Pre-clearance requests to purchase Securities in an IPO will generally be denied by the CCO, subject to the following exceptions: (i) new offerings of a registered open-end investment company or (ii) any initial offering that an Access Person can demonstrate in the pre-clearance process is available and accessible to the general investing public through on-line or other means.
4.5.3. Private Placements. Pre-clearance requests to purchase Securities in a Private Placement will be processed in a manner prescribed from time to time by the CCO. At the date of adoption of this Code of Ethics, those procedures require the Access Person to complete and submit a questionnaire at least 10 calendar days before the date of requested approval.
4.6	No Explanation Required for Refusals.
          The COIC and/or the CCO may refuse to authorize a pre-clearance request for a reason that is confidential. Neither the COIC nor the CCO is required to provide an explanation for refusing to authorize any transaction.
4.7	Review of Denied Pre-Clearance Requests.
          Upon written request by any Access Person, the COIC shall review any request for pre-clearance that is denied by the Compliance Department. The COIC may override a pre-clearance denial if, in its absolute discretion, it believes the proposed activity is not fraudulent or manipulative, and not inconsistent with GMO’s fiduciary standards.
5.	MISCELLANEOUS.
5.1	Copies of Code; Annual Affirmation.
          Each Access Person will be provided with a copy of the Code and any amendments to the Code. Each Access Person will be required to acknowledge in writing receipt of the Code and any amendments to the Code.
          At least once annually, each Access Person must affirm in writing (which may be by electronic means) that the Access Person has received, has read, understands, and has complied with the Code and any amendments thereto.

5.2	Review of Reports.
          The CCO shall review and maintain each Access Person’s reports filed pursuant to Section 3.
5.3	Availability of Reports.
          All information supplied pursuant to this Code will generally be maintained in a secure and confidential manner, but may, without notice to the relevant Access Person, be made available for inspection by the directors, trustees or equivalent persons of each GMO Entity employing the Access Person, the directors, trustees or senior management of the GMO Trust or other GMO Client, the COIC, the Compliance Department, the CCO, GMO Trust’s Chief Compliance Officer, the Access Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the SEC, any state securities commission, any attorney or agent of the foregoing or of the GMO Trust, and any other person as may be approved by the COIC.
5.4	Exceptions to the Code.
          The COIC may in unusual or unforeseen circumstances grant exceptions to the requirements of the Code if the COIC finds that the proposed conduct involves negligible opportunity and/or motive for abuse. All such exceptions must be in writing and must be reported by the CCO to the Boards of Trustees of the GMO Trust at their next regularly scheduled meeting after the exception is granted. Exceptions granted prior to the date of this Code and identified by the CCO as being of continued relevance and validity are grandfathered.
5.5	Inquiries Regarding the Code.
          Access Persons should direct all inquiries regarding this Code (or any other compliance-related matter) to the CCO. However, it is the personal responsibility of every Access Person to understand this Code and to comply with it (and for his or her Immediate Family to understand and comply with it).
5.6	Amendments to Code.
          The Boards of Trustees of GMO Trust, including a majority of the Trustees who are not “interested persons” under the 1940 Act, and the board of directors of every GMO Sub-Advised Fund must approve any material amendment to the Code within six months of such change.
5.7	Algorithmic Trading Division:
          Due to the number and frequency of trades and automated security selection and trading processes employed by the Algorithmic Trading Division, for all purposes of this Code: (1) the Securities held by accounts managed by that Division will not be deemed to be held by a GMO Client Account and (2) Securities shall not be treated as being considered for purchase or sale by a GMO Entity if those Securities are only being considered for purchase and sale by that Investment Division. This means, for example, that if the Algorithmic Trading Division holds a common stock at some point during the day, Access Persons (including Access Persons working in the Algorithmic Trading Division) may conduct transactions in that Security pursuant to the pre-clearance requirements (notwithstanding the blackout periods described 4.5.1 of this Code) or may purchase an option or sell that Security short (not withstanding the limitations on options and short selling in Sections 1.2 and 1.3 of this Code) if that common stock is not held in a GMO Client Account managed by any other Investment Division or by any other GMO Entity.
*      *      *      *      *      *      *      *      *      *
Special Note for Certain Officers of GMO Trust: In addition to the requirements set forth in this Code, the Principal Executive Officer and Principal Financial Officer of GMO Trust are also subject to the GMO Trust Code of Ethics for Principal Executive Officer and Principal Financial Officer.
Special Note for Independent Trustees: Independent Trustees of GMO Trust are subject to a separate code of ethics, and are exempt from all requirements under this Code.
Adopted by the GMO Board of Directors on September 10, 2008.
To be effective November 14, 2008 or such later date as may be determined by the CCO.

Exhibit A: Definitions
“Access Person” means, except as specifically noted otherwise:
(1)	every employee or on-site consultant of any GMO Advisory Entity; every partner, member, trustee, director or officer (or other person occupying a similar status or performing similar functions) of GMO Trust or any GMO Advisory Entity; and every other person who provides investment advice on behalf of a GMO Advisory Entity and that is subject to the supervision and control of a GMO Advisory Entity;

(2)	every general partner, member, trustee, director, officer, employee or on-site consultant of GMO Trust or any GMO Advisory Entity (or any company in a control relationship to any GMO Mutual Fund or GMO Advisory Entity) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a GMO Mutual Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(3)	every natural person in a control relationship to a GMO Mutual Fund or GMO Advisory Entity who obtains information concerning recommendations made to a GMO Mutual Fund with regard to the purchase or sale of Securities by the GMO Mutual Fund; and

(4)	such other persons as the Compliance Department shall designate;
provided, however, that Independent Trustees are not Access Persons for purposes of this Code.
“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts (including Non-GMO Employee Stock Investment Options), UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be interpreted in a manner consistent with, the definition of “beneficial owner” set forth in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.
“Client” means any GMO Client Account.
“Compliance Department” means the Compliance Department of Grantham, Mayo, Van Otterloo & Co. LLC. Communications required under this Code to be directed to the Compliance Department should in the first instance be directed to the CCO.
“CCO” means the Chief Compliance Officer of Grantham, Mayo, Van Otterloo & Co. LLC (currently, Jan Jumét).

“COIC” means the GMO Conflicts of Interest Committee (currently, Bevis Longstreth (Chairman), Domenic Esposito and J.B. Kittredge).
“Covered Accounts” means all persons, entities and accounts which you or a member of your Immediate Family own, or over which you exercise or substantially influence investment decisions.
“Discretionary Account” is an account that satisfies all of the following criteria: (1) the Access Person has no authority to make investment decisions with respect to the assets in the account and (2) the Access Person has arranged for quarterly certification from the third party manager stating that the relevant owner (Access Person or Immediate Family Member) has not influenced the discretionary manager’s decisions during the period in question and (3) the account is confirmed in advance by the Compliance Department to be a Discretionary Account.
“Exchange Traded Funds” are registered open-end investment companies, unit investment trusts or depository receipts that trade on a national securities exchange and that hold portfolios of Securities that closely track the performance and dividend yield of specific indexes, either broad market, sector or international. Examples of ETFs include iShares, NASDAQ 100 Index Shares (QQQQ), HOLDRs Trusts, and S&P Depository Receipts (SPY).
“Federal Securities Laws” means the Securities Act of 1933, Securities Act of 1934, Sarbanes-Oxley Act of 2002, 1940 Act, Investment Advisers Act of 1940, Title V of Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
“Financial Futures” means futures contracts on any of the following: (i) indexes of stocks, bonds or currencies (but excluding single stock futures); (ii) interest rates; (iii) currencies; or (iv) commodities.
“GMO Advisory Entity” means Grantham, Mayo, Van Otterloo & Co. LLC, GMO Australasia LLC, GMO Australia Ltd., GMO Singapore PTE Ltd., GMO Switzerland GMBH, GMO U.K. Ltd., GMO Woolley Ltd., GMO Renewable Resources, LLC, GMO Renewable Resources (in New Zealand) or GMO Renewable Resources Uruguay, SRL.
“GMO Affiliated Fund” means any GMO Mutual Fund or GMO Sub-Advised Fund or Evergreen Asset Allocation Fund.
“GMO Client Account” means any investments managed for a client by a GMO Advisory Entity, including GMO Affiliated Funds, private investment accounts, ERISA pools and unregistered pooled investment vehicles.
“GMO Entity” means GMO Trust and each GMO Advisory Entity.
“GMO Long-Term Fund” means a GMO Affiliated Fund that seeks to limit frequent trading of its shares, as disclosed in its prospectus as amended from time to time. (As of the date of this Code, the GMO Affiliated Funds that are not GMO Long-Term Funds are: GMO Short

Duration Income Fund, GMO Domestic Bond Fund, GMO Short-Duration Collateral Fund, GMO Short-Duration Collateral Share Fund and GMO World Opportunity Overlay Fund.)
“GMO Mutual Fund” means any series of GMO Trust.
“GMO Sub-Advised Fund” means a registered investment company for which a GMO Advisory Entity serves as a sub-adviser.
“Immediate Family” of an Access Person means any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an Access Person who resides in the same household. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Department determines could lead to the possible conflicts of interest or appearances of impropriety which this Code is intended to prevent. The Compliance Department may from time to time circulate such expanded definitions of this term as it deems appropriate.
“Independent Trustee” means any trustee of GMO Trust who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of GMO Trust.
“Investment Division” means any of the following functional investment divisions of GMO: International Active, U.S. Quantitative, International Quantitative, Emerging Quantitative, Fixed Income, Algorithmic Trading, Forestry, Asset Allocation, U.K. Equities, Australian Equities, Global Tactical and any other discrete investment division dedicated to a discrete asset class and/or style of investing.
“IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.
“Money Market Instruments” means money market instruments or their equivalents, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
“Mutual Funds” means registered open-end investment companies (and does not include closed-end investment companies).
“Non-Access Director” means any person who is a director of GMO who (1) is not an officer or employee of a GMO Entity; (2) has been designated as a Non-Access Director by the CCO (or a designee); (3) is subject to any requirements of GMO’s “Procedures Regarding Certain Outside Directors”; and (4) meets each of the following conditions:
(1)	he or she does not have access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any GMO Affiliated Fund;

(2)	he or she is not involved in making securities recommendations to Clients, and does not have access to such recommendations that are nonpublic; and

(3)	he or she, in connection with his or her regular functions or duties, does not make, participate in, or obtain information regarding the purchase or sale of a Security by a GMO Affiliated Fund, and his or her functions do not relate to the making of any recommendations with respect to such purchases or sales.
As of the date of adoption of this Code, Bevis Longstreth is the only Non-Access Director.
“Non-GMO Employee Stock Investment Options” means a compensation program offered through the employer of an Access Person’s spouse.
“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of such Act or pursuant to Rule 504, Rule 505 or Rule 506 under such Act.
“Reportable Account” means, with respect to any Access Person, an account in which the Access Person has a Beneficial Interest and in which any Securities are held.
“Restricted Exchange Traded Fund” means any Exchange Traded Fund determined by the CCO, in consultation with GMO’s trading desks, to: (i) be likely to be used by a trading desk; and (ii) possess attributes (e.g., limited liquidity or limited number of underlying securities) suggesting that contemporaneous trading by Access Persons could result in a benefit to an Access Person or a detriment to any GMO client. A complete list of Restricted Exchange Traded Funds is set forth in Appendix A-1 to this Code.
“SEC” means the Securities and Exchange Commission.
“Security” means any security (as defined in Section 2(a)(36) of the 1940 Act) as well as any derivative instrument (including swaps), financial commodity or other investment instrument that is traded in any public or private market. The definition in the 1940 Act is very broad and includes notes, bonds, debentures, participations in any profit sharing agreement, collateral-trust certificates, investment contracts, undivided interests in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security or on any group or index of securities, any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency “or, in general, any interest or instrument commonly known as a security.”
“Securities Transaction” means a transaction (including both purchases and sales) in a Security in which the Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest. For avoidance of doubt, a donation of Securities to a charity is considered a Securities Transaction. In addition, certain investments may involve multiple Securities Transactions for purposes of this Code (e.g., purchase of option, followed by exercise of option).
“StarCompliance” means a web-based, automated, fully managed personal trading solution, accessible from GMO computer terminals via http://gmo.starcompliance.com.
“Unrestricted Exchange Traded Fund” means any Exchange Traded Fund not designated as a Restricted Exchange Traded Fund.

“U.S. Government Securities” means direct obligations of the Government of the United States.

Appendix A-1
This Appendix A-1 is maintained on the GMO Legal Department intranet website. Pleae consult the website for the most current list of Restricted Exchange Traded Funds.

Appendix 2.4
I certify that I have no confidential information regarding this security or its issuer, and am not aware of any pending consideration of possible transactions nor of any pending transactions in such security by GMO on behalf of a GMO client. I acknowledge that my personal transactions are monitored, and, if actual or potential patterns of abuse or other violations of the GMO Code of Ethics are detected, sanctions may be imposed. Such sanctions may range from disgorgement of profits to termination of employment, and may be imposed even if there is no harm to clients and even if there is no intent on my part to seek advantage over clients.
[Note – Certification is completed and submitted via StarCompliance]

GMO U.K. Ltd. Code of Ethics Supplement
(Last Amended October 1, 2008)
In order to comply with the FSA’s personal account dealing rules and to allow for certain UK specific investment practices, this supplement (the “UK Supplement”) has been issued to all GMO UK staff as a supplement to the GMO Code of Ethics (“Code”). In the event of a conflict between the Code and the UK Supplement, the UK Supplement shall govern.
1.	Application of the Code to Covered Accounts

The Code and the UK Supplement apply to all GMO UK employees, on-site consultants and “Covered Accounts”. A “Covered Account” includes the employee’s spouse and minor children and any person to whom the employee, in his or her personal capacity, gives share recommendations including, a relative, co-habitee, business partner or friend. GMO presumes that an employee exercises control or influence over a spouse’s or minor child’s personal account transactions and therefore any such transactions must comply with the Code. All transactions by a Covered Account must be reported by the employee concerned.

2.	Special Rules for Certain Investments and Investment Practices
-	UK Gilts: Transactions in UK Gilts are not subject to pre-clearance but must be reported quarterly.

-	PEP’s and ISA’s: Any proposed transaction for a PEP or ISA account must be pre-cleared unless an available exemption exists.

-	De Minimis Purchases and Sales of FTSE 100 stocks: Employees may purchase or sell up to a maximum of £15,000 of any FTSE 100 stock once, within a five business day period without obtaining pre-clearance. All such transactions are subject to quarterly reporting.

-	Investment Trusts: Purchases and sales of investment trusts which hold predominantly UK equities are not subject to pre-clearance but are subject to quarterly reporting. Pre-clearance will be required for transactions in investment trusts holding non-UK stocks as such trusts may be purchased for client accounts from time to time.

-	Trades for accounts managed by an outside discretionary manager must be pre-cleared unless the Compliance Department has waived the pre-clearance obligation and the employee has arranged for quarterly certification from the outside manager stating that the individual or covered account has not influenced the discretionary manager’s decisions during the period in question. A form letter requesting such quarterly certification may be obtained from the Compliance Department.

3.	Exemptions for Unit Trusts, etc. The prohibitions in Section 1 of the Code and the pre-clearance requirements in Section 2 of the Code do not extend to any transaction by you in an authorised unit trust, a regulated collective investment scheme or a life assurance policy (including a pension

4.	Personal Account Procedures

All trades subject to pre-clearance must be pre-cleared through the Compliance Department. To request pre-clearance, you must complete a Pre-Trade Authorisation Form (“PTAF”) using the StarCompliance system. For all UK stocks above the de minimis amount, the Compliance Department will seek approval from the appropriate GMO UK fund manager. If the proposed personal account transaction is in a non-UK security and not subject to a de minimis U.S. large cap stock GMO exemption, this will be referred to the relevant portfolio manager and GMO’s Compliance Department. Please note that there is a 3 business day blackout period after a trade has been executed, before a personal account trade may be executed. If your proposed trade is approved, you will have 5 business days in which to issue your instruction to trade. If you do not trade within 5 business days, you must seek pre-clearance again. If your proposed trade is denied, you may not trade.

You must arrange for copies or duplicate confirmations or contract notes to be sent for the attention of the Compliance Department in respect of all personal account transactions which are subject to quarterly reporting. These include de minimis trades, UK Gilt transactions, discretionary trades and PEP/ISA account trades. Trades which are not subject to quarterly reporting are identified in the Code and include for example, trades in unit trusts, money market instruments and currencies. A form letter requesting copies of confirmations to be sent to GMO UK may be obtained from the Compliance Department.

5.	Reporting of Transactions

GMO UK and GMO must keep a record of all personal account transactions executed by GMO UK staff. Accordingly, you will be required to complete a quarterly report of personal trades form at the end of each quarter and an annual holdings disclosure at the end of September. These reports are submitted through StarCompliance.

The quarterly forms must be completed and submitted within 30 calendar days of the last day of each quarter. The annual return should must reflect holdings on September 30 and must be completed and submitted by the end of October each year.

6.	Personal Benefits (Inducements)

You must not accept from any person any benefit or inducement which is likely to conflict with your duties to GMO UK or any of GMO UK’s clients. For the detailed rules, see section 9.2 of the Compliance and Procedures Manual. If you have any questions regarding personal benefits and inducements you should consult the Compliance Department.

7.	Counseling and procuring

If the Code precludes you from entering into any transaction, you cannot:
(a)	advise or cause any other person to enter into such a transaction; or

(b)	communicate any information or opinion to any other person,
if you know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions that you take in the course of your employment with us. For example, the fact that you are yourself prohibited from dealing in a certain stock as a result of one of the provisions above does not necessarily mean that you are precluded from dealing for the client’s account, subject to the insider dealing legislation summarised in 8 below.

8.	Summary of insider dealing legislation

The UK insider dealing provisions contained in part V of the Criminal Justice Act 1993 (the “Act”) are complex, and if you would like fuller details or are in any doubt whether a particular transaction would be prohibited, you should consult the Compliance Department.

The Act applies to all securities traded on a regulated market (which currently includes all EC stock exchanges, LIFFE, OMLX and NASDAQ) and to warrants and derivatives (including index options and futures) relating to these securities even if these warrants and derivatives are only “over the counter” or otherwise not publicly traded.

In broad terms, and subject to the exemptions provided by the Act, the Act makes it a criminal offence, with a maximum penalty of seven years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market; or deal with or through a professional intermediary; or by acting himself as a professional intermediary. Securities are “price-affected” if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies’ securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

The Act applies whether you deal as part of your employment or on your own account. It also applies to information which you obtain directly or indirectly from an insider whether or not in the course of your employment (for example, by social contacts).
(1)	If you are precluded from dealing, normally you are also prohibited from dealing on behalf of the firm or a client (except perhaps on an unsolicited basis);

(2)	Procuring or encouraging another person to deal in the price-affected securities (whether or not the other person knows they are price affected); and

(3)	Passing the inside information to another person other than in the proper performance of your employment.
It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act. In particular, under section 118 of the Financial Services and Markets Act 2000 a person who “dishonestly conceals any material facts” is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling and investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him to deal, if the concealment is dishonest.

9.	Compliance Contacts

For queries in relation to this GMO UK Code of Ethics Supplement please refer to:

Rishika Jay Prakash, Compliance Analyst

GMO Australia Limited Code of Ethics Supplement
(Last Amended October 1, 2008)
The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the “Code”).
Authorisation
Authorisation must be sought by all staff members prior to trading via the StarCompliance system.
Exemption from Authorisation Requirement
Authorisation for purchasing securities in an unrestricted public offer is not required.
GMOA Trading
Securities that are held in the GMOA trusts or individually managed portfolios:
•	may not be traded by staff during the 3 working days before and after re-balancing* by GMOA.

•	and are not being traded as part of the re-balancing* by GMOA may be traded during this 6 working day period subject to pre-authorisation.
Staff may trade securities at any other time subject to the pre-authorisation.

*	Re-balancing includes normal monthly trading and any other trading as a result of cash flows.
Special Rules for Certain Investments
Australian Registered Managed Investment Schemes and Superannuation Funds: Australian Registered Managed Investment Schemes are publicly offered pooled investment products registered and regulated by the Australian Securities and Investment Commission (“ASIC”). Superannuation Funds are pooled superannuation investment products registered and regulated by the Australian Prudential Regulation authority (“APRA”). Purchases and Sales of these publicly offered products are not subject to pre-clearance or reporting requirements under the Code.
Exception for those Australian Registered Managed Investment Schemes and Superannuation Funds sub-advised or managed by GMOA: Purchases and sales of these schemes are not subject to pre-clearance but are subject to the reporting requirement of the Code. As of March 1, 2007, such schemes include but are not limited to:
AMP Future Directions Funds
•	Core International Share Fund
AMP Flexible Lifetime

•	Responsible Investment Leaders International Share option
BT Investments – Australia Value Shares Value 1 and Multi-Manager Options Colonial First State – First Choice Investment Options (Australian Small Companies Option) ipac investment management limited: Diversified Investment Strategies
•	International Share Strategy No.’s 3 & 4
Intech Fiduciaries Limited: Intech Australian Shares Active Trust

JANA/MLCI Pool: GMO Australia Share Trust
Mercer Investment Nominees Limited (MGI)
•	MGI Plus Options: Australian Small Companies Share

•	MGI Core Options: Alternatives, Active Overseas Share, Diversified Alternatives

•	Navigator Access: Access Pre Select Australian Small Companies
Tasmanian Perpetual Trustees: Equity Fund (Australian Share Strategy)

Tower: The ARC Master Trust (Australian Shares)
The above list may change regularly. It is best in all circumstances to confer with Legal & Compliance Asia-Pacific prior to making any investments in order to ensure the above list is current.

GMO Renewable Resources (in New Zealand) Code of Ethics Supplement
(Last Amended October 1, 2008)
The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the “Code”).
1.	General Exemptions
New Zealand Government Securities shall be treated for all purposes the same way as U.S. Government Securities.
2.	De Minimis Purchases and Sales of NZSX 50 Index stocks
Purchases or sales by Access Persons of less than NZ$40,000 of common stock of issuers who are not timber or timber-related and are listed in the New Zealand Stock Exchange Top 50 Companies (NZSX 50 Index) as of the date of such purchases or sales are not subject to pre-clearance requirement, provided that the Access Person is not aware of pending transactions by a GMO Client Account with respect to such stock. This exemption from pre-clearance may be utilized once per security within multiple accounts during a pre-clearance period so long as the total across all accounts is less than NZ$40,000;
The NZSX 50 index contains the top fifty securities ranked by tradable equity quoted on the New Zealand Stock Exchange.

GMO Non-Access Directors Code of Ethics Supplement
          Non-Access Directors of GMO are exempt from all requirements under the GMO Code except for the following:
          Non-Access Directors are subject to the Code’s restrictions relating to Inside Information (see Section 1.6), Market Manipulation (see Section 1.7), and Short-Term Trading Strategies in GMO Long-Term Funds (see Section 1.5);
          Non-Access Directors are subject to any personal trading restrictions and periodic reporting requirements set forth in GMO’s “Procedures for Certain Outside Directors,” as may be in effect from time to time; and
          Non-Access Directors are subject to the GMO Gift Policy (which is set forth in a separate stand-alone policy), except that Non-Access Directors shall not be restricted from receiving, nor required to report, gifts received from current or former clients or business associates, notwithstanding that such persons may also be clients or prospective clients of GMO.